News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Announces Executive Appointment
Douglas J. Pferdehirt Named President

HOUSTON, May 12, 2015 -- FMC Technologies, Inc. (NYSE: FTI) announced today that its Board of Directors has appointed Douglas J. Pferdehirt President of the company. Pferdehirt assumes this responsibility from John T. Gremp who remains Chairman and Chief Executive Officer.

“Doug has been integral to our company’s success and a valuable partner to me and the executive leadership team. In the three years he has been with FMC Technologies, our company has improved execution, expanded and enhanced customer relationships, established a platform for industry standardization, and entered into an industry-changing alliance with Technip,” said Gremp. “This appointment recognizes the performance, experience and leadership strength that Doug brings to our company.”

Pferdehirt previously served as Executive Vice President and Chief Operating Officer. He will assume the role of President immediately, while retaining his position as Chief Operating Officer, responsible for leading the company’s three business segments.

Pferdehirt has an extensive background in the oil and gas industry. Before joining FMC Technologies in 2012, he had a successful 26-year career with Schlumberger Limited where he held a number of leadership positions.

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the company has approximately 20,000 employees and operates 24 production facilities in 14 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.